1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
Nasdaq: OLGC

FOR FURTHER INFORMATION:

Lauren Tortorete (media)	Melanie Friedman (investors)
Biosector 2	Stern Investor Relations
(212) 845-5609	(212) 362-1200
ltortorete@biosector2.com	melanie@sternir.com
ORTHOLOGIC UPDATES GUIDANCE FOR RELEASE OF PHASE 3 RESULTS
FOR CHRYSALIN® IN FRACTURE REPAIR
TEMPE, AZ., March 7, 2006 — OrthoLogic Corp. (NASDAQ: OLGC) today announced revised guidance for the expected release of topline results from its Phase 3 clinical trial of Chrysalin® (TP508) in fracture repair. Management now expects to communicate topline results by March 31, 2006, which is revised from previously provided guidance of April 30, 2006.
About OrthoLogic
 OrthoLogic is a biotechnology company focused on the development and commercialization of the novel synthetic peptide Chrysalin® (TP508) in two lead indications, both of which represent areas of significant unmet medical need — fracture repair and diabetic foot ulcer healing. Based on the Company’s pioneering scientific research of the natural healing cascade, OrthoLogic has become a leading company focused on tissue and bone repair. The Company owns exclusive worldwide rights for Chrysalin.
OrthoLogic is committed to developing a pipeline of novel peptides and other molecules aimed at helping patients with equally under-served conditions. The Company has an exclusive worldwide license to the novel pre-clinical 24-amino acid peptide AZX100, the first of a new class of compounds in the field of smooth muscle relaxation called Intracellular Actin Relaxing Molecules, or ICARMs™. AZX100 is currently being investigated for medically and commercially significant applications, such as the treatment of vasospasm associated with subarachnoid hemorrhage, the prevention of keloid scarring and the treatment of asthma.
OrthoLogic’s corporate headquarters are in Tempe, Arizona. For more information, please visit the Company’s Web site: www.orthologic.com.
Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2004 our Form 10-Q for the quarter ended September 30, 2005, and other documents we file with the Securities and Exchange Commission.
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Editors’ Note: This press release is also available under the Investors section of the Company’s website at: www.orthologic.com.